Exhibit 99.1

FOR IMMEDIATE RELEASE

CORPORATE CONTACTS:	MEDIA CONTACT:

Alison Tanner, CFA	Eric Goldman
Chief Strategist	Vice President, Neale-May & Partners
954-360-9022	212-213-5400x202
alison@eDiets.com	egoldman@nealemay.com

TESCO MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:

Tesco Press Office	Frank Milano
+44 1992 646606	President, Strategic Investor Relations Corp.
julie.mcguckian@uk.tesco.com	800-499-0971
frank@eDiets.com

eDiets.com® Licenses U.K., Ireland Rights to Tesco.com

DEERFIELD BEACH, FL July 16, 2004 – eDiets.com, Inc. (NASDAQ: DIET), a leading online diet and healthy living destination, and Tesco.com, the world’s largest online grocer, today announced an exclusive licensing agreement involving eDiets.com’s online diet service in the United Kingdom and Ireland.

Under terms of the agreement, Tesco.com has acquired exclusive rights to use eDiets.com’s personalized diet technology in the United Kingdom and Ireland. As consideration for the rights and the existing eDiets.com business in the UK and Ireland, Tesco.com has made an upfront payment of £2.0 million (approximately $3.7 million USD) and will pay ongoing royalties.

Tesco.com is a wholly owned subsidiary of Tesco plc (LSE: TSCO and Sponsored American Depositary Receipts OTC: TSCDY), the largest food retailer in the UK and Republic of Ireland. Tesco is now in 12 international markets and market leader in six. Tesco.com’s annualized sales run at over £500 million. Tesco.com now delivers to over 120,000 customers per week, has three million registered customers and owns and operates iVillage.co.uk, the leading UK women’s web service.

“As the online arm of the UK’s most popular supermarket, healthy eating is a core part of our heritage. The move into online dieting is a natural progression,” said Laura Wade-Gery, Tesco.com’s chief executive. “By harnessing our experience as the world’s largest and most successful on-line grocer, we intend to take eDiets.com’s business to the next level in the UK.”

“We believe that this partnership has significant growth potential,” noted David Humble, CEO of eDiets.com. “For the past two years, iVillage.co.uk and Tesco.com have been key marketing channels for us. Given the success of these relationships, as well as Tesco’s demonstrated competence in developing and distributing online services, we feel that Tesco is the ideal partner to bring the benefits of personalized online diet and nutrition services to a much wider audience.”

Proceeds from the transaction will be used in part to fund eDiets’ international growth plans.

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.5 million consumers worldwide have become eDiets.com members since 1997. Throughout 2004, Nielsen//NetRatings ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site, Forbes named eDiets.com “Best of the Web” in the diet and nutrition category and PC Magazine selected eDiets.com as its “Editors’ Choice.”

eDiets.com offers 19 personalized online programs including the Atkins Nutritional Approach™ , The Zone Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, “Ultimate Weight Solution,” Slim·Fast®, the Perricone Nutritional Face Lift™ , Bob Greene’s “Get With The Program!,” the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including the Living With Diabetes, Low Sodium, Hypoglycemia/Low Sugar, Lactose/Dairy Free, Heart Smart and Cholesterol Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including Online Anytime Meetings providing members with on-demand expert guidance and inspiration and over 100 topic-specific support boards and chat rooms for one-on-one motivation.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ: DIET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com and www.eFitness.com, publishes and distributes one of the Internet’s leading electronic newsletters with an opt-in circulation base of approximately 13 million members. eDiets.com also holds affiliations with www.eDiets.de in Germany and www.eDiets.com.es in Spain.

About Tesco.com

Tesco.com is the world’s largest on-line grocer. Launched in 1996, the service is the only food delivery business in the UK to cover 96% of the population. Annualised sales run at over £500 million and Tesco.com now delivers 120,000 grocery orders a week, with over three million registered customers. Today the retailer sells much more than food, expanding into everything from wine and flower delivery, to CD’s and electricals.

Earlier this year Tesco.com was the first major UK retailer to launch an on-line DVD rental service. More recently Tesco.com has launched an on-line legal store creating a one-stop-shop for customers with a legal query.

Tesco.com also has a joint venture with Safeway Inc. to offer home shopping in the USA, operating under the names Safeway.com and Vons.com.

About Tesco

Tesco is the UK’s largest retailer. Tesco has a four part strategy for growth:

•	Focus on a strong Core UK business by offering customers excellent value, choice and convenience;

•	Become as strong in non-food as in food;

•	Follow the customer into new areas of retailing services such as financial services (Tesco Personal Finance), Internet shopping (Tesco.com) and telephony (Tesco Telecom); and

•	Become an international retailer with a long-term strategy for growth.

The Tesco Group has a turnover of £33,557 million with profits of £1,708 million. Tesco has 2,318 stores and employs 326,000 people in the 12 countries in which they operate. In Europe (excluding the UK), Tesco operates in Ireland, Hungary, Poland, Czech Republic, Slovakia and Turkey and has 261 stores and 55,000 employees. In Asia, Tesco has 179 stores and 34,000 employees across Thailand, S. Korea, Taiwan, Malaysia and Japan. Tesco is the market leaders in six of these countries. Earlier this week Tesco announced it has signed a joint venture agreement, which represents its move into China.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.